Exhibit 10.1

Dyax Corp.
300 Technology Square
Cambridge, MA 02139

CONFIDENTIAL DOCUMENT

November 16, 2006

Ivana Magovčević-Liebisch

Dear Ivana,

In connection with your appointment as General Counsel and Executive Vice President, Corporate Communications, reporting directly to Dyax’s Chief Executive Officer, Henry Blair, the Company agrees to provide to you with the additional benefits described herein.

All employees at Dyax are employed at will.  “Employment at will” refers to the traditional relationship between employer and employee, allowing either party to unilaterally terminate the employment relationship.  While we ask that all senior executives provide at least ninety (90) days prior notice, you will be free to resign at any time.  Similarly, the Company reserves the right to terminate your employment at any time, with or without cause and with or without prior notice.

However, in the event you are terminated by the Company without “cause,” (as defined below) Dyax agrees to pay you your monthly base salary for a minimum of six (6) months following termination of employment as severance provided that you sign a general release of employment claims in a form satisfactory to the Company.  All bonuses that have been earned for a completed calendar year and all accrued vacation time shall be paid upon termination.  Medical and dental benefits shall continue during the period  you are receiving severance.  Other than your rights under COBRA, all other benefits and vesting of your stock options will terminate as of your date of termination.  The timing of any severance payments made to you by the Company pursuant to this Agreement will be subject to and made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, which may include a six month delay in when your severance may begin to be paid.

If your employment is terminated for “cause” by the Company or is terminated by you for any reason, your compensation, benefits, and stock option vesting shall cease as of the termination date, and you will not be entitled to any unpaid bonus.  For purposes of this offer, “cause” shall mean:

(i)                                     the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any failure resulting from your terminating your employment following a material diminution of your title or duties to the Company), as determined by the Board of Directors;

(ii)                                  gross misconduct or the commission of any act of dishonesty or moral turpitude in connection with your employment, as determined by the Board of Directors; or

(iii)                               the conviction of a felony or a crime involving moral turpitude.

If the benefits contained herein (and the terms and conditions applicable thereto) are all acceptable to you, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our full and complete agreement on this subject.

Sincerely,

/s/ Henry E. Blair
Henry E. Blair
Chairman and Chief Executive Officer

I acknowledge receipt and agree with the foregoing terms and conditions.

/s/ Ivana Magovcevic-Liebisch
Ivana Magovčević-Liebisch